Exhibit 10.6

                                  May 15, 2003


K. Michael Forrest
18 Farm Lane
Hillsborough, CA  94010

         Re:      Your Employment With Cellegy Pharmaceuticals, Inc.

Dear Mike,

         This letter will set forth the binding agreement of employment (the "Agreement"), effective as of January 1, 2003 (the "Effective Date") between you and Cellegy Pharmaceuticals, Inc., a California corporation ("Cellegy" or the "Company"). This Agreement replaces the earlier Employment Agreement dated December 1, 1996, between you and the Company

1.       EMPLOYMENT AND DUTIES

         (a) Employment. During the Employment Term (as defined in Section 3 below), the Company agrees to employ you, and subject to Section 3 below, you agree to serve, as President and Chief Executive Officer of Cellegy. You will have such duties and authority as are customary for, and commensurate with, such positions, including general management and direction of the Company, and such other reasonable duties and authority as the Board of Directors of Cellegy (the "Board") prescribes from time to time. The Company agrees to use its best efforts to cause you to be nominated for re-election as a director of Cellegy for each of the years corresponding to the Employment Term.

         (b) Exclusive Service. Except for your current participation as a Director of INEX Pharmaceuticals Corporation (or, in lieu of such company, one other corporation on whose board you serve as long as the corporation is not competitive with the business of the Company or such service would otherwise be inappropriate), you agree to devote your full working time and efforts to this employment and apply all your skill and experience to the performance of your duties and advancing the Company's interests in accordance with your experience and skills. In addition, during the Employment Term you will not act as a member of the Board of Directors for any corporation (except as described above) or engage in any other consulting activity without the prior written approval of Company (which approval shall not be withheld unreasonably) unless so directed by the Company, and you will otherwise do nothing inconsistent with the performance of your duties hereunder.


2.       COMPENSATION

         (a) Salary. For your services under this Agreement, Cellegy will pay as base Salary to you the amount of $31,666.67 per month (an annualized salary of $380,000.00) (plus any adjustments made pursuant to this Agreement (the "Salary") during each of the calendar years of the Employment Term, pro rated for any year in which this Agreement is in effect for only a portion of the calendar year. Your Salary will be paid in conformity with Cellegy's normal payroll periods. The Board (or the Compensation Committee thereof) shall, in its discretion, review your Salary and other compensation at least annually. The Salary may, in the sole discretion of the Board (or the Compensation Committee), be adjusted upwards to take into consideration your performance and the economic circumstances of the Company. A downward adjustment of your Salary can only be effected by your written consent.

         (b) Incentive Compensation. In the event the Board (or the Compensation Committee thereof) agrees to the implementation of an Incentive Compensation Program for senior executives of the Company, you will be entitled to participate in such program and be eligible to receive an annual cash bonus equal to a target percentage of your annual base Salary to be agreed upon by you and the Board or the Compensation Committee thereof (the "Incentive Compensation Target"). Such bonus will be paid on the basis of accomplishment measured against objective criteria to be determined by the Board of Directors (or the Compensation Committee thereof).

         (c) Signing Bonus. As an incentive for you to enter into this employment agreement, within 90 days of execution of the Agreement, the Company will pay you the amount of $325,000.00. Such payment will be made, at the Company's option, in the form of fully registered unrestricted shares of Cellegy common stock pursuant to the Company's 1995 Equity Incentive Plan, cash, or a combination of stock and cash.

         (d) Stock Options. As an employee of the Company since December 1996, you have been issued a number of incentive stock options (singularly and collectively, the "Options"). You are entitled to continue to participate in all of the Company's employee stock option and equity incentive plans that are generally available to executive employees, and the issuance of any such stock options pursuant to the plans will be considered Options.

         (e) Other Benefits. You will be entitled to participate in and receive the maximum benefits available to Cellegy employees under Cellegy's standard company benefits plans as in effect from time to time which currently include: medical, dental and health insurance, a 401K savings plan and a long-term disability plan. You will also be entitled to four weeks of vacation time (20 business days) per year, subject to applicable Company policies; provided, however, that no more than 200% of the annual vacation days you earn in a given year shall carry over from year to year (in other words, the maximum number of vacation days in any year shall be limited to two times the base annual vacation to which you are entitled).

         (f) Health Benefits after Term of Agreement. In the event that you remain employed by Cellegy throughout the initial three-year term of this Agreement, then provided that you elect coverage under the Consolidated Budget Reconciliation Act of 1985 (or, if applicable, any applicable corresponding state statute that provides for more favorable benefits; in either event, "COBRA"), the Company will, to the maximum extent permitted under its health, medical and dental insurance benefit plans, pay for continued coverage for you and your wife under such plans or, to the extent not so permitted, pay to you the amount of the premium payments to obtain continued provision under health insurance substantially equivalent to the Company's health, medical and dental insurance benefit plans as are in effect immediately before your termination of employment, in each of the above cases for the maximum period of time permitted by COBRA or, if longer, until you reach age 65 (with you remaining responsible for such percentage of payments under such insurance as you were responsible for contributing immediately before the employment termination).

         (g) Expenses. During the term of your employment under this Agreement, you will be entitled to receive prompt reimbursement from Cellegy for all reasonable business-related expenses incurred by you, in accordance with Cellegy's policies and procedures as in effect from time to time, provided that such expenses are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

         (h) Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement will be subject to and reduced by any deductions authorized in writing by you and any deductions and withholdings required by law (including without limitation employment and withholding taxes).


3.       TERM OF EMPLOYMENT

         (a) Term. This Agreement will continue in full force and effect from and including the Effective Date through and including three years from the Effective Date unless your employment is sooner terminated pursuant to the provisions of this Agreement. Thereafter, the term of this Agreement shall automatically be renewed for two successive one-year terms on each anniversary of the Effective Date unless either party gives notice of the non-renewal of such annual term at least 90 days before commencement of the one-year term. The term of this Agreement (the "Employment Term") shall include the initial three years and both automatic renewals, unless your employment is terminated earlier as provided herein, in which case the Employment Term shall cease upon the date of such termination.

         (b) Extension of Term. The Employment Term may be extended by a written amendment to this Agreement signed by both parties.

         (c) Termination Without Cause. Your employment with Cellegy under this Agreement may be terminated by Cellegy at any time during the Employment Term by a majority vote of the Board, for any reason or for no reason, such termination to be effective upon delivery of written notice by Cellegy of Termination Without Cause. For purposes of this Agreement, a Termination Without Cause shall include termination for Good Reason, but shall not include your voluntary termination of your employment (other than for Good Reason) or termination of your employment for Cause. Termination Without Cause shall be deemed to include termination by reason of the non-renewal by either party of either automatic extension of the term of this Agreement. "Good Reason" shall mean the occurrence of any of the following without your written consent: (a) assignment to you of a title position, responsibilities or duties that are materially less than the title position, responsibilities or duties which you occupied immediately preceding any termination of employment, except that following a Change of Control, a reduction in title position, responsibilities or duties solely by virtue of the Company being acquired and made part of a larger entity or operated as a subsidiary shall not constitute Good Reason as long as you are in charge of that subsidiary as its President and Chief Executive Officer or if part of a larger entity you remain the head of a group that is at a minimum substantially equivalent to the Company, (b) a material reduction in your base Salary, a material reduction in your target bonus opportunity after the occurrence of a Change of Control compared to the amount of the target bonus opportunity in effect before the occurrence of the Change of Control, or a material reduction in employee benefits other than a reduction applicable to employees generally,
(c) the Company's requiring you to be based at any office or location more than 40 miles from 349 Oyster Point Boulevard, South San Francisco, California; or
(d) any material breach by the Company of the terms of any written employment agreement between the Company and you (including this Agreement), which breach is not cured within twenty (20) days following written notice by you to the Company of such breach, including but not limited to the failure by the Company to require a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Company's Change of Control obligations, as if no such succession had taken place. If you decide to terminate your employment for Good Reason (whether or not in connection with a Change of Control), you must terminate your employment within six (6) months of the date of the occurrence of the event constituting Good Reason.

         (d) Termination for Cause. Your employment may be terminated for Cause by the Board, immediately upon delivery of termination notice thereof to you. For the purposes of this Agreement, "Cause" for your termination will exist at any time after the happening of one or more of the following events, as determined by the Company in its reasonable judgment: (i) your willful and deliberate failure or a refusal (not resulting from your incapacity due to physical or mental illness) to comply in any material respect with the legal or ethical policies, standards or regulations of the Company (including without limitation the Company's insider trading policy), or willful and deliberate failure to follow the lawful written directions of the Board of Directors, and provided that written notice, in reasonable detail as to the alleged failure or refusal, has been given to you by the Board and, if the failure is capable of cure, you have had a reasonable opportunity to cure such failure; (ii) your willful and deliberate failure or a refusal (not resulting from your incapacity due to physical or mental illness) in any material respect, faithfully or diligently, to perform your legal or ethical duties, determined by the Board of Directors in accordance with this Agreement or the customary duties of your employment of which you have or reasonably should have had prior knowledge, and provided that written notice, in reasonable detail as to the alleged failure or refusal, has been given to you by the Board and, if the failure is capable of cure, you have had a reasonable opportunity to cure such failure; (iii) your deliberate concealment from the Board of any action by the Company in violation of any legal or ethical policy standard or regulation set by the Board; (iv) your deliberate failure to obtain Board approval for any Company act requiring Board approval; (v) any unprofessional, unethical or fraudulent conduct that is demonstrably injurious and materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company; (vi) dishonest conduct or a deliberate attempt to do injury to the Company; (vii) your material breach of this Agreement or any invention assignment and confidentiality agreement between you and the Company; or (viii) your conviction of an unlawful or criminal act (serious in nature) which the Board of Directors reasonably concludes would reflect adversely on the Company, or your conviction of a felony or other crime involving embezzlement, fraud or any offense involving the money or property of the Company; provided, however, that with respect to clauses (i) and (ii) above, if your failure or refusal was the result of a reasonable good faith objection by you, which you set forth to the Board of Directors of the Company, that such compliance or performance would not be in the best interests of the Company and its shareholders or would violate an applicable law or regulation or ethical duty, then any such termination by the Board as a result of such failure or refusal shall be deemed to be a termination Without Cause.

         (e) Termination Due to Death or Disability. Your employment under this Agreement will terminate immediately upon your death. The Company may also terminate your employment by notice to you in the event of your Disability. For purposes of this Agreement, "Disability" means (i) you have been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of your Executive's duties, (ii) such total incapacity shall have continued for a period of four consecutive months, and (iii) such incapacity will, in the opinion of your qualified physician, be permanent and continuous during the remainder of your life.

         (f) Resignation as a Director. Upon termination of your employment, you agree, if the Company requests, to deliver to the Company promptly a written resignation as a director of the Company, effective upon the date of employment termination.

4.       PAYMENTS AND BENEFITS AFTER TERMINATION OF EMPLOYMENT.

         (a) Upon termination of your employment, the Company will pay you all unpaid salary and accrued vacation earned through the date of termination, less applicable federal and state withholding, and within ten (10) days of submission of proper expense reports, the Company will reimburse you for all expenses incurred by you before the date of termination in connection with the business of the Company and pursuant to applicable Company policies. Upon termination of this Agreement under either (i) Section 3(d) of this Agreement ("Termination for Cause"), or (ii) your voluntary termination of employment (other than for Good Reason or any non-renewal of either of the automatic extensions of this Agreement), all Salary, benefits and stock option vesting under this Agreement will cease immediately.

         (b) Upon termination of this Agreement pursuant to Section 3(e) "Termination Due to Death or Disability", you will receive the benefits provided by the Company's health, life insurance, long term disability and other plans which may be in effect. In addition, you or your estate will receive additional compensation in the form of a payment of your Salary for a period of twelve (12) months (paid at the times that your Salary would otherwise be payable if you remained an employee), reduced by the amount of any life or disability insurance proceeds payable to you, your wife or your estate under paid-for Company life or disability insurance policies or plans. In addition, the period during which you or your estate may exercise any Options issued to you by the Company will continue until 12 months after the date of such termination.

         (c) Upon termination pursuant to Section 3(c) of this Agreement ("Termination Without Cause" including "Termination for Good Reason") after the Effective Date, you will be paid severance by Cellegy in the form of a payment of your Salary for a period of eighteen (18) months from and after the date of such termination and one and one-half times (1.5x) the dollar amount of your Incentive Compensation Target (at the 100% level) corresponding to the Salary in effect for the year in which the termination occurred. In the event of your Termination Without Cause or for Good Reason during the period commencing on or after the date that the Company first publicly announces (or, if earlier, signs) a definitive agreement that would result in a Change of Control (as defined below) and ending on the date which is twelve (12) months after the occurrence of the Change of Control (a "Termination Upon a Change of Control"), you will be paid severance by Cellegy in the form of a continuation of your Salary for a period of twenty-four (24) months from and after the date of such termination (paid at the times that your Salary would otherwise be payable if you remained an employee), plus two times (2x) the dollar amount of the Incentive Compensation Target (at the 100% level) corresponding to the Salary in effect for the year in which the termination occurred, even if you have secured other employment (pro rated for the first and last month of such monthly periods, if your employment is terminated other than at the end of a calendar month). Nine
(9) months or, in the case of Termination Upon a Change of Control, twelve (12) months, of this severance pay shall be paid in one lump sum upon termination, with the remainder being paid monthly in equal increments over the severance period. In addition, during the period that you are receiving severance payments and as long as you have not secured full-time employment with another employer (such period referred to as the "Eligibility Period"), to the extent permitted by applicable Company plans and policies and unless prohibited by law, your medical and dental, disability, and life insurance benefits will be continued (and paid by the Company) under such Company plans (with you remaining responsible for such percentage of payments under such insurance as you were responsible for contributing immediately before the employment termination). If health, medical and dental insurance benefits cannot be so continued, then provided that you elect coverage under COBRA, the Company or its successor will pay you the amount of the premium payments to obtain continued provision of health insurance substantially equivalent to the Company's health, medical and dental insurance benefit plans as are in effect immediately before your termination of employment, for the maximum period permitted by COBRA or, if longer, until you reach age 65 (with you remaining responsible for such percentage of payments under such insurance as you were responsible for contributing immediately before the employment termination), and shall also pay you an additional sum to cover any federal or state income or employment tax due on such premium payments. Your 401K and vacation accrual will cease on the termination date. During the period of payment of severance pay you will cooperate with Cellegy in providing for the orderly transition of your duties and responsibilities to other individuals, as reasonably requested by Cellegy.

         (d) Moreover, if you are terminated for reasons other than Cause, the period during which you may exercise any Option issued to you by the Company will continue until eighteen (18) months after the date of employment termination (but in all events no longer than the original term of such Options).

         (e) Moreover, in the event of a Termination Upon a Change of Control, all of the remaining balance of unvested Options will, to the extent not already vested and exercisable, accelerate and become immediately vested and exercisable,  and you will have  twenty-four  (24)
months after the date of such termination within which to exercise such Options (but in all events no longer than the original term of such Options).

         (f) If there is a Change of Control transaction in which outstanding Options granted (or restricted stock awards made) under the Company's 1995 Equity Incentive Plan before the transaction are not fully assumed by, or replaced by fully equivalent substitute options or restricted stock of, the surviving, successor or acquiring person or entity, then (i) all such unvested Options and restricted stock shall have their vesting fully accelerated to be 100% vested and exercisable immediately before the effective date of the Change of Control, and (ii) the Company shall provide reasonable prior notice to you of
(A) the date such unexercised Options will terminate and (B) the period during which you may exercise the fully vested Options.

         (g) The Company may condition payment of the cash severance payments and the stock option acceleration described in this Section 4 above upon the delivery by you of a signed general release of claims, in substantially the form attached to the Company's Retention and Severance Plan or such other form as is reasonably satisfactory to the Company, covering the Company and its parent and subsidiary entities, officers, directors and agents; provided, however, that you shall not be required to release any rights that you may have to be indemnified by the Company.

         (h) If (1) any amounts payable to you under this Agreement are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) you thereby would be subject to any United States federal excise tax due to that characterization, then you may elect, in your sole discretion, to reduce the amounts payable under this Agreement or to have any portion of applicable options or restricted stock not vest in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Code.

         (i) For purposes of this Agreement, "Change of Control" means:

                  (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities;

                  (ii) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty (50%) percent of the combined voting power of the voting securities of the
                           Company   or  such
                           surviving entity outstanding immediately after such merger or consolidation;

                  (iii) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction, or series of related transactions, having similar effect);

                  (iv) the dissolution or liquidation of the Company; provided, however, that the dissolution or liquidation of the Company shall be deemed to be a Change of Control only if the Company has sufficient cash to pay all amounts it is obligated to pay to any federal, state or local taxing or other authority, all of its creditors, and all amounts required to be paid to employees in respect of compensation or benefits, and only if the Board determines that treatment of such event as a Change of Control is consistent with its fiduciary duties; or

                  (v) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

5.       OBLIGATIONS NOT TO COMPETE: NO SOLICITATION.

         (a) Noncompetition. You hereby agree that while you are employed by Company, you shall not engage in or provide services to any business that is directly or indirectly competitive with or detrimental to any present or contemplated business of the Company known to you. Each of the following activities shall, without limitation, be deemed to constitute engaging in business within the meaning of this Section: to engage in, work with, have an interest or concern in, advise, lend money to, guarantee the debts or obligations of, or permit one's name or any part thereof to be used in connection with, an enterprise or endeavor, either individually, in partnership, or in conjunction with any person or persons, firms, associations, companies, or corporations, whether as a principal, agent, shareholder, employee, officer, director, partner, consultant or in any other manner whatsoever; provided, however, that you shall retain the right to invest in or have an interest in entities traded on any public market or offered by any national brokerage house, provided that said interest does not exceed five percent (5%) of the voting control of said entity. In addition, you may make passive investments in privately held entities that are determined by the Board of Directors of the Company not to be competitors of Company. You also agree that if your employment is terminated in connection with a Change of Control, then to the extent permitted by applicable law, for a period of one year after the date of such Change of Control transaction, you shall not engage in (as defined above) any activity with, or provide services to, any persons, firms, associations, companies, corporations, partnerships, or entities that the Company in good faith reasonably determines are directly or indirectly competitive with the then-present or contemplated business of the Company following notification by you to the Company (which prior notification you agree to provide before engaging in any such activity or service and which notice shall describe the company, the title of the position and the general area of responsibility only) that you in good faith desire to accept to engage in such activity or service; provided, however, that the Company may not make more than five (5) separate such determinations.

         (b) Nonsolicitation; Transition Services. You agree that as long as you are an employee of the Company and for one year thereafter (the "Restricted Period"), (i) you shall not directly or indirectly, either for yourself or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee of the Company to terminate his or her employment with the Company; and (ii) you will not in any manner attempt to induce or assist others to attempt to induce any employee, distributor, vendor, representative, business partner, distributor, licensee, manufacturer, customer, or other person or entity with whom the Company has a business relationship to discontinue that person's or entity's relationship with or to the Company, nor do anything directly or indirectly to interfere with the relationship between the Company and any such persons or concerns. If the Company performs its obligations to deliver the severance benefits set forth in this Agreement, then for a period of
(i) one (1) year in the case of a Termination Upon a Change of Control, and (ii) six (6) months in the case of a Termination in the absence of a Change of Control, after your termination of employment, to the maximum extent enforceable by law, you agree to provide reasonable transition consulting services (not involving travel) as requested by the Company, provided that such services do not require you to devote any significant amount of your business time to such services.

6. MISCELLANEOUS. This Agreement contains the entire understanding and sole and entire agreement between us with respect to the subject matter of the Agreement, supersedes any and all prior agreements, negotiations and discussions between us with respect to the subject matter covered hereby, including but not limited to the Agreement dated December 1, 1996, and may only be modified by an agreement in writing signed by Cellegy and you. If any provision of the Agreement is held to be invalid or otherwise unenforceable, in whole or in part, the remainder of such provision and the remainder of this Agreement will not be affected thereby and will be enforced to the fullest extent permitted by law. Neither this Agreement nor the rights or obligations under this Agreement will be assignable by you. Cellegy may assign the Agreement to any successor of Cellegy without your consent. This Agreement will be binding upon our respective successors and assigns and upon your heirs, executors and administrators. This Agreement will be governed by and constructed under the laws of the State of California without regard to conflict of laws. Any notice, request, demand or other communication required or permitted under this Agreement will be deemed to be properly given when personally served in writing, or two days after deposit in the United States mail, postage pre-paid, or one business day after deposit with a reputable national courier service for overnight delivery with confirmation of receipt, addressed to Cellegy at its principal executive office, or to you at the address shown at the beginning of this letter, or by facsimile upon confirmation of receipt. Each of us may change our respective address for notice purposes by written notice to the other in accordance with this Section.

7. ARBITRATION. Cellegy and you shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof or your employment relationship with the Company; provided, however, that both you and the Company retain the right to seek or obtain, and shall not be prohibited, limited or in any other way restricted from seeking or obtaining, equitable relief from a court having jurisdiction over the parties in order to enforce the nonsolicitation and noncompetition provisions of
Section 5 above or any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's intellectual property. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall each pay one-half of all fees and costs of the arbitration. Punitive damages shall not be awarded.

8. ATTORNEY FEES. In any action arising out of or relating to this Agreement, the non-prevailing party shall pay the reasonable attorney fees and costs of the prevailing party.



Sincerely,

CELLEGY PHARMACEUTICALS, INC.




By: The Compensation Committee of Cellegy Pharmaceuticals



         Jack Bowman
                          ---------------------


         Alan Steigrod
                          ---------------------



ACCEPTED AND AGREED:



----------------------------------
K. Michael Forrest